Exhibit 99.1

BFC FINANCIAL CORPORATION AND BBX CAPITAL CORPORATION ANNOUNCE SHAREHOLDER APPROVAL AND CLOSING OF MERGER

FORT LAUDERDALE, Florida – December 15, 2016 – BFC Financial Corporation (“BFC”) (OTCQB: BFCF; BFCFB) and BBX Capital Corporation (“BBX Capital”) (NYSE: BBX) announced today that the companies’ previously announced merger has been completed. Consummation of the merger occurred following the special meeting of BBX Capital’s shareholders. At the special meeting, the merger agreement was approved by holders of shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing approximately 97% of the total number of votes entitled to be cast on the merger agreement. It was also approved by the holders of approximately 98% of the unaffiliated shares of BBX Capital’s Class A Common Stock which voted on the merger and by approximately 70% of the outstanding unaffiliated shares of BBX Capital’s Class A Common Stock.

Under the terms of the merger agreement, BBX Capital’s shareholders were entitled to elect to receive, for each share of BBX Capital’s Class A Common Stock that they owned at the effective time of the merger, $20.00 in cash, without interest, or 5.4 shares of BFC’s Class A Common Stock. Based on information received to date from the exchange agent for the merger, and subject to compliance with the procedures for elections made with a notice of guaranteed delivery, stock elections were made by holders with respect to approximately 2,241,000 shares of BBX Capital’s Class A Common Stock and these holders will receive an aggregate of approximately 12.1 million shares of BFC’s Class A Common Stock. The balance of the shares of BBX Capital’s Class A Common Stock entitling the holders to merger consideration will receive cash consideration totaling approximately $16.7 million.

Jarett S. Levan, President and Acting Chairman, Chief Executive Officer and President of BFC, stated, “BFC has held a meaningful stake in BBX Capital since 1987, and we are extremely pleased that we have completed the merger and combined the companies. We believe the merger will benefit our shareholders, simplify the current ownership structure of the companies and create potential efficiencies and savings, including reducing the legal and accounting fees and other costs associated with operating and maintaining multiple public companies.”

As a result of the closing of the merger, BBX Capital has ceased to be a publicly traded company and its Class A Common Stock will no longer be traded on the NYSE.

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include BBX Capital and Bluegreen Corporation. As of September 30, 2016, BFC had total consolidated assets of $1.4 billion, shareholders’ equity attributable to BFC of $400.6 million, and total consolidated equity of $508.7 million. BFC’s book value per share at September 30, 2016 was $4.70.

About BBX Capital:

BBX Capital is involved in the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses.

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry and pursuing a capital-light business strategy. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 200,000 owners, 66 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based services, including resort management services, financial services, and sales and marketing services, to or on behalf of third parties.

For further information, please visit our family of companies:

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BFC Financial Contact Info:

Investor Relations:

Leo Hinkley

954-940-4994

Email: LHinkley@BFCFinancial.com

Media Contact:

Kip Hunter Marketing, 954-765-1329

Aimee Adler / Jodi Goldstein

Email: aimee@kiphuntermarketing.com, jodi@kiphuntermarketing.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and involve substantial risks and uncertainties, including, without limitation, that the expected benefits of the merger, including the simplification of BFC’s corporate structure and/or the efficiencies expected to result from the merger, may not be realized to the extent anticipated or at all. Reference is also made to the risks and uncertainties detailed in reports filed by BFC with the SEC, including the “Risk Factors” sections thereof, which may be viewed on the SEC’s website at www.sec.gov . BFC cautions that the foregoing factors are not exclusive.